Ex-Filing Fees
Calculation of Filing Fee Tables
F-3
CANADIAN IMPERIAL BANK OF COMMERCE /CAN/
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Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $2,844,000. The prospectus is a final prospectus for the related offering(s).